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                                                    EXHIBIT 28.2

             SUPPLEMENTAL REPORT OF INDEPENDENT ACCOUNTANTS
          ON AGREED UPON PROCEDURES RELATING TO REQUIREMENTS
              OF CERTAIN POOLING AND SERVICING AGREEMENTS
               FOR MORTGAGE PASS-THROUGH CERTIFICATES


March 29, 1996

To the Board of Directors
Great Western Bank, a Federal Savings Bank

At your request, we have performed the procedures enumerated below with respect to the mortgage operations of Great Western Bank, a Federal Savings Bank (a wholly-owned subsidiary of Great Western Financial Corporation) and its subsidiaries (the Bank) as of December 31, 1995, in connection with the following Adjustable Rate Mortgage Pass-Through Certificates (collectively, the Certificates):


Date of Pooling and      Mortgage Pass-Through
Servicing Agreement:     Certificates, Series:
- - --------------------     ---------------------

July 1, 1987                    1987-1
March 1, 1988                   1988-1
April 1, 1988                   1988-2
June 1, 1988                    1988-3
August 1, 1988                  1988-4
December 1, 1988                1988-5
January 1, 1989                 1989-1

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Our review was made solely to assist you in evaluating whether the mortgage operations relating to the Certificates of the Bank are in compliance with the related requirements of the Pooling and Servicing Agreements (the Agreements), and our report is not to be used for any other purpose. It is understood that this report is solely for your information and that of the trustees and holders of the Certificates and is not to be referred to or distributed for any purpose to anyone who is not a member of management of the Bank or those parties mentioned above, except that it may be included in documents pertaining to reporting requirements of the Securities Exchange Act of 1934. The procedures we performed are summarized as follows:

1. We obtained representation from the management of the Bank that it has not received any unfavorable findings or been suspended by any investor, regulatory agency, or the Department of Housing and Urban Development at any time during the twelve month period ended December 31, 1995.

2. We compared the fidelity and mortgagee's errors and omissions insurance policies maintained by the Bank with the coverage requirements set forth in the "Compliance Reporting Guide" (March 1993), as amended by specific waivers contained in the February 14, 1995 Master Agreement with Freddie Mac which reduced coverage requirements and deductible amounts. We determined that the coverage was sufficient for the Bank to continue operating as a Freddie Mac Seller/Servicer as required by the Pooling and Servicing Agreements.

3. We read the title of the general ledger accounts used for certificate funds and noted that custodial funds for each Certificate Series are segregated into separate general ledger accounts which are adequately titled to identify the purpose of the account. Management has represented to us that the balances included in the Certificate general ledger accounts are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

4. We compared the aggregate principal balance of the mortgage loans on the individual monthly Certificates' mortgage trial balances of the Bank as of June 15, 1995 for Certificate Series 1988-2 and as of June 30, 1995 for Certificate Series 1987-1, 1988-1, 1988-3, 1988-4, 1988-5 and 1989-1
to the amounts reported on the Bank's Statements to Certificateholders dated July 10, 1995 and July 25, 1995, respectively, and determined that they agreed.
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Because the above procedures do not constitute an audit conducted in accordance with generally accepted auditing standards, we do not express and opinion on any of the accounts or items referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts or items should be adjusted. Had we performed additional procedures with respect to the mortgage operations of the Bank in connection with the Certificates, matters might have come to our attention that would have been reported to you. This report relates only to the accounts and items specified above and does not extend to any financial statements of the Bank, taken as a whole.

Yours very truly,



/s/ PRICE WATERHOUSE LLP